Exhibit 99.1

FOR IMMEDIATE RELEASE

Agency Contact: Neil Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Chris Chavez, Pesident & CEO (972) 309-8000 www.ANSmedical.com

Advanced Neuromodulation Systems
Increases Revenue and Earnings Guidance for 2003
and Provides Initial Guidance for 2004

PMA Application for ANS’ AccuRx® Implantable Drug Pump Submitted to the FDA

     DALLAS, TEXAS, January 13, 2004 — Advanced Neuromodulation Systems, Inc. (ANS) (NASDAQ:ANSI) management today increased its revenue and earnings guidance for 2003 and provided initial guidance for 2004.

     The company also announced that the PMA application for its AccuRx® Constant Flow Implantable Pump containing data from a 110-patient clinical study was submitted to the FDA as planned in December 2003. “We are dedicated to expanding ANS’ product offerings to address current and emerging neuromodulation applications. This filing was an important step toward achieving that goal,” said President and CEO Chris Chavez.

Increases Guidance for 2003

     Reflecting continued strong sales of ANS’ neuromodulation products for the treatment of chronic pain, management currently expects revenue for the fourth quarter ended December 31, 2003 of approximately $25.7 million, including revenue from the sale of neuro products of approximately $23.5 million, and net income in the range of $0.18 to $0.19 per diluted share. For the year ended December 31, 2003, management expects revenue of approximately $91 million, including revenue from the sale of neuro products of approximately $80 million, and net income in the range of $0.64 to $0.65 per diluted share. Final results are subject to completion of the company’s financial audit and any required audit adjustments.

     For 2002, ANS reported revenue of $57.4 million, including neuro sales of $46.7 million, and net income of $0.37 per diluted share.

     “ANS’ success is a tribute to the hard work and dedication of our employees, our outside sales people and distributors, and the growing ranks of implanting physicians and their patients who put their trust in our neuromodulation products. It is their commitment that has made our growth possible and is the key to continuing to achieve our goals in the years to come,” Chavez said.

     ANS plans to release its financial results for the fourth quarter and fiscal year ended December 31, 2003 on February 19, 2004, and will host a conference call and simultaneous webcast on that date. Additional information regarding the earnings release, conference call and webcast will be announced soon.

Initial Guidance for 2004

     Chavez added that management currently expects revenue for 2004 in the range of $116 to $121 million, and net income in the range of $0.87 to $0.91 per diluted share.

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ADVANCED NEUROMODULATION SYSTEMS, INC.
6501 WINDCREST DRIVE, SUITE 100 / PLANO, TEXAS 75024 / (972) 309-8000 / FAX: (972) 309-8150

Advanced Neuromodulation Systems Increases 2003 Guidance
January 13, 2004
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About Advanced Neuromodulation Systems

     Advanced Neuromodulation Systems designs, develops, manufactures and markets implantable systems used to manage chronic intractable pain and other disorders of the central nervous system. Forbes magazine recently recognized ANS as one of America’s 200 Best Small Companies and Fortune magazine recently recognized ANS as one of Fortune’s Top 100 Fastest-Growing Small Companies in the United States. Frost & Sullivan, an international strategic market research firm, also recently presented ANS with its Product Innovation Award, recognizing ANS as the technology innovation leader in the neurostimulation market and ANS’ Genesis® Implantable Pulse Generator system as the most advanced fully implantable spinal cord stimulator on the market. Additional information is available at www.ans-medical.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

     Statements contained in this document that are not based on historical facts are “forward-looking statements.” Terms such as “plan,” “should,” “would,” “anticipate,” “believe,” “intend,” “estimate,” “expect,” “predict,” “scheduled,” “new market,” “potential market applications” and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: completion of the company’s financial audit and any adjustments required thereby; continued market acceptance of the Genesis® IPG and GenesisXPTM IPG; competition from Medtronic, Inc. and future competitors; continued market acceptance of our Renew® system following the launches of the Genesis IPG and GenesisXP IPG; patient or physician selection of less invasive or less expensive alternatives; adverse changes in coverage or reimbursement amounts by Medicare, Medicaid, private insurers, managed care organizations or workers’ comp programs; intellectual property protection and potential infringement issues; obtaining necessary government approvals for new products or applications and maintaining compliance with FDA product and manufacturing requirements; product liability; reliance on single suppliers for certain components; completion of research and development projects in an efficient and timely manner; the satisfactory completion of clinical trials and/or market tests prior to the introduction of new products; successful integration of acquired businesses, products and technologies; international trade risks; and other risks detailed from time to time in the company’s SEC filings. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, anticipated results could differ materially from those forecast in forward-looking statements. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.